Exhibit 99.1

SKYX Signs to Acquire Strategic Lighting E-Commerce Conglomerate with $86 Million in Revenues and 64 Websites

Acquisition payments to include up to 5,223,991 shares of SKYX’s common stock and $8 million in cash at close that has been fully funded by two major existing SKYX investors, with an additional $4 million deferred cash payment one year after close

Miami FL / ACCESSWIRE / February 7, 2023 – SKYX Platforms Corp. (NASDAQ:SKYX) (d/b/a “Sky Technologies”) SKYX, a highly disruptive platform technology company with over 60 issued and pending patents globally with a mission to make homes and buildings become safe and smart as the new standard, announced today that it signed a definitive acquisition agreement to acquire Belami, an established, profitable, strategic lighting and home décor e-commerce conglomerate with $86 million in revenues and 64 websites.

The acquisition of the strategic e-commerce lighting and home décor conglomerate will serve SKYX as a marketing and growth platform that is expected to advance SKYX’s business plan by years, provide several distribution channels including to retail customers, builders and professionals, as well as significantly enhance gross margins of SKYX’s products.

The acquisition payments will include a total of up to 5,223,991 shares of SKYX’s common stock and $8 million in cash at close that has been fully funded by two major existing SKYX investors, with an additional $4 million deferred cash payment one year after close.

The shares portion will include 2,018,692 restricted shares that will be delivered to Belami selling shareholders at close and an additional payment of up to 2,233,331 restricted shares that will be delivered to selling shareholders 1 year after close. Delivered shares are subject to lockouts and leak out provisions. In addition, SKYX has agreed to issue post-closing, 498,445 restricted stock units, 473,523 restricted shares, and options to purchase 300,000 shares of common stock to Belami’s employees, consultants and management. The equity portion of the acquisition reflects a total of $16 million. SKYX has made a $1 million deposit to an escrow account at signing.

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SKYX has also agreed to assume Belami’s loan agreement with PNC Bank, National Association, consisting of a $2.0 million available revolving line of credit and a term loan of approximately $2.5 million.

In relation to this acquisition, on February 6, 2023, SKYX has closed a private placement offering of convertible notes, subject to acquisition closing, in the aggregate principal amount of $8.1 million, with 50% warrant coverage to a major SKYX investor that has invested over $6.0 million in this private placement. The private placement offering was led by two existing investors. The acquisition has been approved by SKYX’s board of directors and is expected to close in the coming months, subject to closing conditions.

Rani Kohen, Founder and Executive Chairman of SKYX Platforms, said: “We believe that the signing of this strategic e-commerce acquisition agreement will take our business years ahead of plan as well as serve as a tremendous marketing platform that will enhance the education and awareness of the safety aspects and smart features of our award-winning plug and play ceiling products. Additionally, we expect it will significantly accelerate distribution of our products to both retail and professional channels.”

About SKYX Platforms Corp.

As electricity is a standard in every home and building, our mission is to make homes and buildings become safe-advanced and smart as the standard.

SKYX Platforms Corp. (NASDAQ:SKYX) has a series of highly disruptive advanced-safe-smart platform technologies, with over 60 U.S. and global patents and patent pending applications. Our technologies place an emphasis on high quality and ease of use, while significantly enhancing both safety and lifestyle in homes and buildings. We believe that our products are a necessity in every room in both homes and other buildings in the U.S. and globally. For more information, please visit our website at https://SKYXPlatforms.com or follow us on LinkedIn.

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Forward-Looking Statements

Certain statements made in this press release are not based on historical facts, but are forward-looking statements. These statements can be identified by the use of forward-looking terminology such as “aim,” “anticipate,” “believe,” “can,” “could,” “continue,” “estimate,” “expect,” “evaluate,” “forecast,” “guidance,” “intend,” “likely,” “may,” “might,” “objective,” “ongoing,” “outlook,” “plan,” “potential,” “predict,” “probable,” “project,” “seek,” “should,” “target” “view,” “will,” or “would,” or the negative thereof or other variations thereon or comparable terminology, although not all forward-looking statements contain these words. These statements reflect the Company’s reasonable judgment with respect to future events and are subject to risks, uncertainties and other factors, many of which have outcomes difficult to predict and may be outside our control, that could cause actual results or outcomes to differ materially from those in the forward-looking statements. Such risks and uncertainties include risks arising from the diversion of management’s attention from the Company’s ongoing business operations, an increase in the amount of costs, fees and expenses and other charges related to the Stock Purchase Agreement or the Acquisition, outcome of any litigation that the Company or Belami may become subject to relating to the Acquisition, the extent of, and the time necessary to obtain, any regulatory approvals required for the Acquisition, risks of disruption to the Company’s business as a result of the public announcement of the Acquisition, the occurrence of any event, change or other circumstance that could give rise to the termination of the Stock Purchase Agreement, an inability to complete the Acquisition in a timely manner or at all, including due to a failure of any condition to the closing of the Acquisition to be satisfied or waived by the applicable party, the occurrence of any event, change or other circumstance that could give rise to the termination of the Stock Purchase Agreement, a decline in the market price for the Company’s common stock if the Acquisition is not completed, risks that the Acquisition disrupts current plans and operations of the Company or Belami and potential difficulties in Company or Belami employee retention as a result of the Acquisition, and the ability to implement business plans, forecasts and other expectations after the completion of the Acquisition, realize the intended benefits of the Acquisition, and identify and realize additional opportunities following the Acquisition, as well as the other risks and uncertainties identified in filings by the Company with the SEC, including its periodic reports on Form 10-K and Form 10-Q. The financial information included in this press release is based upon available information that is preliminary in nature, as well as certain assumptions and estimates that the Company believes are reasonable. The financial information regarding Belami is unaudited and the audited financials may differ from these preliminary numbers in material respects. Any forward-looking statement speaks only as of the date of this press release, and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by U.S. federal securities laws.

Media Relations Contacts:

Britney Ouzts/Barbara Goldberg
O’Connell & Goldberg, Inc.
(754) 204-7074/ (954) 294-4677
bouzts@oandgpr.com / bgoldberg@oandgpr.com

Investor Relations Contact:

Lucas A. Zimmerman
MZ North America
(949) 259-4987
SKYX@mzgroup.us